Exhibit 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the 26th day of June, 2012, by and between AMERIS BANCORP, a Georgia corporation (“Employer”), and THOMAS S. LIMERICK, an individual resident of the State of Georgia (“Executive”).

W I T N E S S E T H:

WHEREAS, Employer wishes to employ Executive as its Executive Vice President and Chief Information Officer, and Executive wishes to serve in such position, on the terms and conditions set forth herein;

WHEREAS, Executive desires to be assured of a secure minimum compensation from Employer for his services over a defined term;

WHEREAS, Employer desires to assure the continued services of Executive on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person or entity to obtain control of Employer;

WHEREAS, Employer desires to provide fair and reasonable benefits to Executive on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Employer desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Executive will not compete with Employer for a reasonable period of time after termination of his employment with Employer, except as otherwise provided herein;

NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained, Employer and Executive, each intending to be legally bound, covenant and agree as follows:

1. Employment. Upon the terms and subject to the conditions set forth in this Agreement, Employer employs Executive as its Executive Vice President and Chief Information Officer, and Executive hereby accepts such employment.

2. Position and Duties. Executive agrees to serve as the Executive Vice President and Chief Information Officer of Employer as set forth in Section 1 hereof and to perform such duties as may reasonably be assigned to him by the Chief Executive Officer of Employer; provided, however, that such duties shall be of the same character as those generally associated with the office held by Executive. During the Term (as defined in Section 4 hereof), Executive agrees that he will serve Employer faithfully and to the best of his ability and that he will devote his full business time, attention and skills to Employer’s business; provided, however, that the foregoing shall not be deemed to restrict Executive from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance of Executive’s duties hereunder; and provided further, however, that Executive may serve as a director or officer of any charitable, religious, civic, educational or trade organizations to the extent that such activities, individually or in the aggregate, do not interfere with the performance of Executive’s duties and responsibilities under this Agreement.

3. Term. This Agreement shall commence as of June 26, 2012 (the “Effective Date”) and, unless otherwise earlier terminated pursuant to Section 8 hereof, shall end on the date which is one (1) year following the Effective Date (hereinafter referred to as the “Initial Term”), provided that the Initial Term shall be extended automatically for an additional one (1) year term (each, an “Additional Term” and, together with the Initial Term, the “Term”) on the last day of the Initial Term or each Additional Term hereof unless either party hereto gives written notice to the other party not to so extend no later than ninety (90) days prior to the expiration of the Initial Term or any subsequent Additional Term, as the case may be, in which case no further extension shall occur and the Term shall end at the end of the Initial Term or the Additional Term during which such notice not to so extend was given. Notwithstanding the foregoing or any notice by Employer not to extend, the Term shall not expire prior to the expiration of twelve (12) months after the occurrence of a Change of Control (as defined in Section 23(b) hereof).

4. Compensation.

(a) Executive shall receive an annual salary of Two Hundred Ten Thousand and no/100 Dollars ($210,000.00) (“Base Compensation”) payable at regular intervals in accordance with Employer’s normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Executive and thereby increase the Base Compensation. Any and all increases in Executive’s salary pursuant to this Section 4(a) shall cause the level of Base Compensation to be increased by the amount of each such increase for purposes of this Agreement. The increased level of Base Compensation as provided in this Section 4(a) shall become the level of Base Compensation for the remainder of the Term until there is a further increase in Base Compensation as provided herein.

(b) In addition to his Base Compensation, Executive shall be eligible to receive, during each calendar year during the Term hereof, an annual bonus (an “Annual Bonus”) pursuant to a bonus or incentive plan of Employer; provided, however, that the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board of Directors of Employer (the “Board”) or a committee thereof. Any Annual Bonus earned and payable to Executive shall be paid on or after January 1, but not later than March 15, of the calendar year following the calendar year for which such Annual Bonus is earned.

(c) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with Employer which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Employer pursuant to any such law, government regulation or stock exchange listing requirement).

5. Other Benefits. So long as Executive is employed by Employer pursuant to this Agreement, he shall be included as a participant in all present and future employee benefit,

retirement and compensation plans of Employer generally available to its employees, consistent with his Base Compensation and his position with Employer, including, without limitation, Employer’s 401(k) Profit Sharing Plan, and Executive and his dependents shall be included in Employer’s hospitalization, major medical, disability and group life insurance plans. Executive acknowledges that, notwithstanding any of the provisions of this Agreement, any of Employer’s benefit plans and programs may be modified from time to time and that Employer is not required to continue any plan or program currently in effect or adopted hereafter; provided, however, that each of the above benefits shall continue in effect on terms no less favorable than those for other executive officers of Employer (as permitted by law) during the Term hereof.

6. Expenses. So long as Executive is employed by Employer pursuant to this Agreement, Executive shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer upon proper submission to Employer of written vouchers and statements for reimbursement. In addition, Employer shall reimburse Executive for all mileage driven by Executive in his personal automobile in connection with his duties hereunder in accordance with Employer’s mileage reimbursement policy as in effect from time to time. Employer shall also use its reasonable best efforts to provide to Executive a country club membership for business and personal use and shall pay for all initiation fees and monthly dues related thereto; provided, however, that, if such membership is not already owned by Executive as of the date hereof, then such membership shall be and remain the sole property of Employer.

7. Vacation. Executive shall be entitled to four (4) weeks paid vacation during each calendar year of Executive’s employment hereunder.

8. Termination. Subject to the respective continuing obligations of the parties hereto, including, without limitation, those set forth in Sections 10(a), 10(b), 10(c) and 10(d) hereof, Executive’s employment by Employer hereunder may be terminated prior to the expiration of the Term hereof as follows:

(a) Employer, upon written notice to Executive, may terminate Executive’s employment with Employer immediately for cause. For purposes of this Section 8(a), “cause” for termination of Executive’s employment shall exist (i) if Executive is convicted of (from which no appeal may be taken), or pleads guilty or nolo contendere to, any act of fraud, misappropriation or embezzlement, or any felony, (ii) if, in the determination of Employer, Executive has engaged in gross or willful misconduct materially damaging to the business of Employer (it being understood, however, that neither conduct pursuant to Executive’s exercise of his good faith business judgment nor unintentional physical damage to any property of Employer by Executive shall be grounds for such a determination by Employer), or (iii) if Executive has failed, without reasonable cause, to follow reasonable written instructions of the Chief Executive Officer consistent with Executive’s position with Employer and, after written notice from Employer of such failure, Executive at any time thereafter again so fails.

(b) Executive may terminate his employment with Employer for good reason; provided, however, that Executive shall not have good reason for termination pursuant to this Section 8(b) unless Executive gives written notice of termination for good reason within thirty (30) days after the event giving rise to good reason occurs, Employer does not correct the event that constitutes good reason, as set forth in Executive’s notice of termination, within thirty (30)

days after the date on which Executive gives written notice of termination and Executive terminates employment within sixty (60) days after the occurrence of the event that constitutes good reason. For purposes of this Section 8(b), “good reason” for termination shall mean that any one or more of the following events has occurred, without Executive’s express written consent:

(i) after a Change of Control, a change in Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of Executive’s positions that he held immediately prior to the Change of Control, which has the effect of materially diminishing Executive’s responsibility or authority;

(ii) after a Change of Control, a material reduction by Employer in Executive’s Base Compensation as in effect immediately prior to the Change of Control or as the same may be increased from time to time or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which Executive is covered immediately prior to the Change of Control which materially adversely affects Executive;

(iii) at the time of a Change of Control, Employer requires Executive’s principal business location to be at any office or location more than fifty (50) miles from either of Employer’s corporate offices in Moultrie, Georgia or Jacksonville, Florida (other than to an office or location closer to Executive’s home residence);

(iv) after a Change of Control and without replacement by a plan providing benefits to Executive substantially equal to or greater than those discontinued, the failure by Employer to continue in effect, within its maximum stated term, any material pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee benefit plan, program or arrangement in which Executive is participating at the time of the Change of Control, or the taking of any action by Employer after a Change of Control that would materially adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans; or

(v) after a Change of Control, the taking of any action by Employer that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which Executive performs his employment duties, provided that Employer may take action with respect to such conditions after a Change of Control so long as such conditions are at least commensurate with the conditions in or under which an officer of Executive’s status would customarily perform his employment duties.

Any event described in Section 8(b)(i) through (v) hereof which occurs prior to a Change of Control but which Executive reasonably demonstrates (x) was at the request of a third party who has indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise arose in connection with, or in anticipation of, a Change of Control which actually occurs, shall constitute good reason for purposes hereof, notwithstanding that it occurred prior to a Change of Control.

(c) Executive, upon ninety (90) days written notice to Employer, may terminate his employment with Employer without good reason.

(d) Executive’s employment with Employer shall terminate in the event of Executive’s death or disability. For purposes of this Agreement, “disability” shall be defined as Executive’s inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive one hundred eighty (180) day period.

9. Compensation Upon Termination. In the event of termination of Executive’s employment with Employer pursuant to Section 8 hereof, compensation shall continue to be paid by Employer to Executive as follows:

(a) In the event of a termination pursuant to Section 8(a) or Section 8(c) hereof, compensation provided for herein (including, without limitation, Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through and including the Date of Termination (as defined in Section 11 hereof) specified in the Notice of Termination (as defined in Section 11 hereof). Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans.

(b) In the event of a termination pursuant to Section 8(b) hereof, compensation provided for herein (including, without limitation, Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through the Date of Termination specified in the Notice of Termination, and any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans. In addition, if the event of termination pursuant to Section 8(b) hereof occurs within twelve (12) months after the date of a Change of Control, then, subject to the terms of Section 12 hereof, (i) Executive shall be entitled to continue to receive from Employer for one (1) additional 12-month period his Base Compensation at the rates in effect at the time of termination plus an Annual Bonus in accordance with Employer’s Incentive Plan as of the date of the event of termination, payable in accordance with Employer’s standard payment practices then existing; (ii) Executive shall be entitled to continue to participate for one (1) additional 12-month period in each employee welfare benefit plan (as such term is defined in the Employment Retirement Income Security Act of 1974, as amended) in which Executive was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Executive, provided that if the terms of any such employee welfare benefit plan or applicable laws do not permit continued participation by Executive, Employer will arrange to provide to Executive a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage; and (iii) Employer shall contribute the maximum contributions allowable under Employer’s 401 (k) Profit Sharing Plan, or any successor plans thereto, for the benefit of Executive in a lump sum on or after January 1, but not later than March 15, of the calendar year following the calendar year in which the Date of Termination occurs.

(c) In the event of a termination pursuant to Section 8(d) hereof, compensation provided for herein (including, without limitation, Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 5 hereof, (1) in the event of Executive’s death, through the date of death, or (2) in the event of Executive’s disability, through the Date of Termination specified in the Notice of Termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the date of death or the Date of Termination specified in the Notice of Termination, as the case may be, shall be paid when due under those plans.

(d) Employer will permit Executive or his personal representative(s) or heirs, during a period of ninety (90) days following the Date of Termination of Executive’s employment by Employer (as specified in the Notice of Termination) for the reasons set forth in Section 8(b) hereof, to purchase all of the stock of Employer that would be issuable under all outstanding stock options, if any, previously granted by Employer to Executive under any Employer stock option plan then in effect, whether or not such options are then exercisable, at a cash purchase price equal to the purchase price as set forth in such outstanding stock options.

10. Restrictive Covenants.

(a) Executive acknowledges that (i) Employer has separately bargained and paid additional consideration for the restrictive covenants herein; and (ii) Employer will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of Employer and the irreparable injury that would befall Employer should Executive breach such covenants.

(b) Executive further acknowledges that his services are of a special, unique and extraordinary character and that his position with Employer will place him in a position of confidence and trust with customers and employees of Employer and its subsidiaries and affiliates and with Employer’s other constituencies and will allow him access to Trade Secrets and Confidential Information (each as defined in Section 10(e) hereof) concerning Employer and its subsidiaries and affiliates.

(c) Executive further acknowledges that the types and periods of restrictions imposed by the covenants in this Section 10 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

(d) Having acknowledged the foregoing, Executive covenants and agrees with Employer as follows:

(i) While Executive is employed by Employer and continuing thereafter, Executive shall not disclose or use any Confidential Information or Trade Secret of Employer for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose other than as may be necessary and appropriate in the ordinary course of performing Executive’s duties to Employer during the period of Executive’s employment with Employer.

(ii) While Executive is employed by Employer and for a period of two (2) years after termination of Executive’s employment pursuant to Section 8(a), 8(c) or 8(d) hereof, Executive shall not (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of Employer or its subsidiaries, including actively sought prospective customers, with whom Executive had Material Contact (as defined in Section 10(e) hereof) during Executive’s employment, for the purpose of providing products or services that are Competitive (as defined in Section 10(e) hereof) with those offered or provided by Employer or its subsidiaries or, in the event of Executive’s termination, Competitive with those offered or provided by Employer or its subsidiaries within two (2) years prior to the termination of Executive’s employment.

(iii) While Executive is employed by Employer and for a period of two (2) years after termination of Executive’s employment pursuant to Section 8(a), 8(c) or 8(d) hereof, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, perform duties and responsibilities that are the same as or substantially similar to those Executive performs for Employer or, in the event of Executive’s termination, performed for Employer within two (2) years prior to the termination of Executive’s employment, for any business which is the same as or essentially the same as the business conducted by Employer and its subsidiaries within the Restricted Territory (as defined in Section 10(e) hereof).

(iv) While Executive is employed by Employer and for a period of two (2) years after termination of Executive’s employment pursuant to Section 8(a), 8(c) or 8(d) hereof, Executive will not on Executive’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of Employer or its subsidiaries, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for Employer.

(v) If Executive’s employment is terminated pursuant to Section 8(a), 8(c) or 8(d) hereof and Executive subsequently engages in any conduct or takes any action prohibited under any of Sections 10(d)(ii)-(iv) hereof, then, in addition to any other remedies available to Employer hereunder, Employer may immediately terminate and shall not be required to continue on behalf of Executive or his dependents and beneficiaries any compensation provided for herein (including, without limitation, Base Compensation and any Annual Bonus) and any employee benefit, retirement and compensation plans and other prerequisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

(vi) If Executive’s employment is terminated pursuant to Section 8(b) hereof, then Executive may thereafter engage in any conduct or take any action of the type described under Sections 10(d)(ii)-(iv); provided, however, that if Executive shall engage in any such conduct or take any such action, then Employer may immediately terminate and shall not be required to continue on behalf of Executive or his dependents and beneficiaries any compensation provided for herein (including, without limitation,

Base Compensation, any Annual Bonus and any payments pursuant to Section 9(b) hereof) and any employee benefit, retirement and compensation plans and other perquisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

(vii) If Executive’s employment by Employer is terminated for any reason or for no reason, Executive will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other Confidential Information, data or documents of Employer in the possession or control of Executive, all of which writings are and will continue to be the sole and exclusive property of Employer.

(e) For purposes of this Section 10, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of Employer and its subsidiaries.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Employer and its subsidiaries, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Executive or of which Executive becomes aware as a consequence of Executive’s relationship with Employer;

(C) having value to Employer; and

(D) not generally known to competitors of Employer.

Confidential Information shall include, without limitation, Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by Employer, except where such public disclosure has been made by Executive without authorization from Employer, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Material Contact” shall mean contact between Executive and a customer or prospective customer: (A) with whom or which Executive dealt on behalf of Employer or its subsidiaries; (B) whose dealings with Employer were coordinated or supervised by Executive; (C) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with Employer; or (D) who receives products or services as authorized by Employer, the sale or provision of which results or resulted in compensation, commissions or earnings for Executive within two (2) years prior to the date of the termination of Executive’s employment with Employer.

(iv) “Restricted Territory” shall mean the geographic territory within a fifty (50) mile radius of each of (i) Employer’s office located at 310 First Street, S.E., Moultrie, Georgia 31768 and (ii) Employer’s office located at 4899 Belfort Road, Suite 100, Jacksonville, Florida 32256; provided, however, that if the physical location of either or both of such offices shall change during the Term, then the Restricted Territory shall mean the geographic territory within a fifty (50) mile radius of the physical locations of such offices at such time and, in the event of the termination of Executive’s employment, the Restricted Territory shall mean the geographic territory within a fifty (50) mile radius of the physical locations of such offices on the Date of Termination.

(v) “Trade Secret” shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(f) Executive acknowledges that irreparable loss and injury would result to Employer upon the breach of any of the covenants contained in this Section 10 and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or in equity, Employer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this Section 10, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 10 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

11. Notice of Termination and Date of Termination. Any termination of Executive’s employment with Employer as contemplated by Section 8 hereof, except in the circumstances of Executive’s death, shall be communicated by written notice of termination (the “Notice of Termination”) by the terminating party to the other party hereto. Any Notice of Termination given pursuant to Sections 8(a), 8(b) or 8(d) hereof shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Any Notice of Termination given pursuant to Section 8(c) hereof shall indicate the provision of this Agreement relied upon, but need not state any basis for such termination. For purposes of this Agreement, “Date of Termination” shall mean: (i) if Executive’s employment is terminated because of disability, thirty (30) days after Notice of Termination is given (unless Executive shall have returned to the performance of Executive’s duties on a full-time basis during such thirty (30) day period); or (ii) if Executive’s employment is terminated for cause, good reason (pursuant to Section 8(b) hereof) or pursuant to Section 8(c) hereof, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any such Notice of Termination is given with respect to termination of employment for cause, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual agreement of the parties or by arbitration as provided in Section 26 hereof.

12. Excess Parachute Payments and One Million Dollar Deduction Limit.

(a) Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits provided hereunder and benefits provided to, or for the benefit of, Executive under any other plan or agreement of Employer (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or would be nondeductible by Employer pursuant to Section 280G of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax or shall be nondeductible by Employer pursuant to Section 280G of the Code (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Employer shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined in Section 12(b) hereof). For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(b) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Code and the amount of such Limited Payment Amount shall be made at Employer’s expense by a nationally or regionally recognized independent accounting firm selected by Employer and reasonably acceptable to Executive (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the Termination Date, if applicable, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon Employer and Executive subject to the application of Section 12(c) hereof.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive either have been made or will not be made by Employer which, in either case, will be inconsistent with the limitations provided in Section 12(a) hereof (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment, and Executive shall repay the Excess Payment to Employer on demand (but not less than ten (10) days after written notice is received by Executive), together with interest on the Excess Payment at the Applicable Federal Rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by the Accounting Firm, Employer (which shall include the position taken by Employer, or together with its consolidated group, on its federal income tax return) or the IRS; (ii) pursuant to a determination by a court; or (iii) upon the resolution of the Dispute to Executive’s satisfaction, that an Underpayment has occurred, Employer shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

(d) Notwithstanding anything contained herein to the contrary, if any portion of the Payments would be nondeductible by Employer pursuant to Section 162(m) of the Code, the Payments to be made to Executive in any taxable year of Employer shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive in such taxable year of Employer shall be nondeductible by Employer pursuant to Section 162(m) of the Code. The amount by which any Payment is reduced pursuant to the immediately preceding sentence, together with interest thereon at the Applicable Federal Rate, shall be paid by Employer to Executive on or before the fifth business day of the immediately succeeding taxable year of Employer, subject to the application of the limitations of the immediately preceding sentence and this Section 12. Employer shall reduce or eliminate the Payments in any one taxable year of Employer by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as defined in Section 12(e)). For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(e) The determination as to whether the Payments shall be reduced pursuant to Section 12(d) hereof and the amount of the Payments to be made in each taxable year after the application of Section 12(d) hereof shall be made by the Accounting Firm at Employer’s expense. The Accounting Firm shall provide its determination (the “Section 162(m) Determination”), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the termination date specified in the Notice of Termination. The Section 162(m) Determination shall be binding, final and conclusive upon Employer and Executive.

13. Payments After Death. Should Executive die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive’s executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to his estate.

14. Full Settlement. The respective obligations of the parties hereto to make payments or otherwise to perform hereunder shall not be affected by any rights of set-off, counterclaim, recoupment, defense or other claim, right or action which one party hereto may have against the other party hereto. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts which may be payable to Executive by Employer hereunder.

15. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Thomas S. Limerick 1706 Villa Drive Moultrie, Georgia 31768

If to Employer:	Ameris Bancorp 310 First Street, S.E. Moultrie, Georgia 31768 Attention: Chief Executive Officer

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

17. Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material, intentional breach of this Agreement and shall entitle Executive to terminate his employment with Employer for good reason pursuant to Section 8(b) hereof. All references to Employer in this Agreement shall include, unless the context otherwise requires, all subsidiaries and controlled affiliates of Employer.

18. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

19. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

20. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

21. Assignment. This Agreement is personal in nature, and neither party hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Sections 13 and 17 hereof. Without limiting the foregoing, Executive’s right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 13 hereof, and in the event of any attempted assignment or transfer contrary to this Section 21, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

23. Construction; Definition of Change of Control.

(a) Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions. All references to Employer in this Agreement shall include, unless the context otherwise requires, all subsidiaries and controlled affiliates of Employer.

(b) For purposes of this Agreement, a “Change of Control” shall have occurred if:

(i) a majority of the directors of Employer shall be persons other than persons: (A) for whose election proxies shall have been solicited by the Board or, or (B) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships;

(ii) twenty-five percent (25%) of the outstanding voting power of Employer shall have been acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) by any person (other than Employer, a subsidiary of Employer or Executive) or by any two or more persons acting as a partnership, limited partnership, syndicate or other group acting in concert for the purpose of acquiring, holding or disposing of any voting stock of Employer (hereinafter a “Group”), which Group does not include Executive; or

(iii) there shall have occurred:

(A) a merger or consolidation of Employer with or into another corporation (other than (x) a merger or consolidation with a subsidiary of Employer or (y) a merger or consolidation in which (1) the holders of voting stock of Employer immediately prior to the merger as a class continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent and (2) all holders of each outstanding class or series of voting stock of Employer immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of Employer as all other holders of such class or series);

(B) a statutory exchange of shares of one or more classes or series of outstanding voting stock of Employer for cash, securities or other property;

(C) the sale or other disposition of all or substantially all of the assets of Employer (in one transaction or a series of transactions); or

(D) the liquidation or dissolution of Employer;

unless twenty-five percent (25%) or more of the voting stock (or the voting equity interest) of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of Employer (in the case of a merger, consolidation or disposition of assets) or of Employer or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by Executive or a Group that includes Executive.

24. Compliance with Code Section 409A.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision in this Agreement to the contrary, if, at the time of Executive’s separation from service with Employer, Employer has securities which are publicly traded on an established securities market, Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Employer (as determined under Section 409A). If any payments are postponed pursuant to this Section 24(c), then such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Employer. If Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

25. Representations and Warranties of Employer. Employer hereby represents and warrants to Executive that: (i) this Agreement has been duly authorized by the Board, executed and delivered by Employer, and constitutes the valid and binding agreement of Employer, enforceable against Employer in accordance with its terms; and (ii) Employer has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith.

26. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, except as otherwise provided in Section 10(f) or Section 12(c) hereof, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof, as well as any requirements imposed by state law. The decision of the arbitrators shall be final and binding as to any matter submitted to them under this Agreement, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

27. Attorneys’ Fees. If there is any legal action, arbitration or proceeding between Executive and Employer arising from or based on this Agreement or the interpretation or enforcement of any provisions hereof, then the unsuccessful party to such action, arbitration or proceeding shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by such prevailing party in such action, arbitration or proceeding, in any appeal in connection therewith and in any action or proceeding taken to enforce any judgment or order so obtained by the prevailing party. If such prevailing party recovers a judgment in any such action, arbitration, proceeding or appeal, then such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has executed and delivered this Agreement, and Employer has caused this Agreement to be executed, sealed and delivered, all as of the day and year first above set forth.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr., President and
Chief Executive Officer

[Corporate Seal]

Attest:
Cindi H. Lewis, Corporate Secretary

THOMAS S. LIMERICK